UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FirstEnergy Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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76 South Main Street Akron, Ohio 44308

**** IMPORTANT ****

TIME IS SHORT — PLEASE VOTE TODAY

May 7, 2013

Dear FirstEnergy Shareholder:

According to our latest records, we have not received your proxy for the FirstEnergy Corp. Annual Meeting of Shareholders to be held on May 21, 2013. Your vote is important no matter how many shares you own.

Your Board of Directors unanimously recommends that you vote “FOR” the following (Items 1 through 4):

•	The election of each director nominee named in the proxy statement (Item 1)
•	The ratification of our independent registered public accounting firm (Item 2)
•	The advisory vote to approve the compensation of the Company’s named executive officers, also known as “Say-on-Pay” (Item 3)
•

The approval of the proposal to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold (Item 4)

In addition, your Board unanimously recommends you vote “AGAINST” the five shareholder proposals (Items 5 through 9) that appear on this year’s agenda. A full explanation of our position on each of these items is available in the proxy statement for this Annual Meeting of Shareholders.

Please take time to vote TODAY. Follow the instructions on the enclosed proxy card/voting instruction form to cast your vote by telephone, via the Internet, or by signing, dating, and returning the enclosed card/form in the envelope provided. If your shares are held in the name of a bank, broker, or other nominee, these entities cannot vote your shares on some or all of these proposals unless they receive your specific voting instructions.

Very truly yours,

REMEMBER:

You can vote your shares by telephone or via the Internet.

Please follow the instructions on the enclosed card/form.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

Morrow & Co., LLC

Toll-Free at 1-800-461-0945